Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated September 7, 2010

Registration No. 333-169237

September 7, 2010

METROPCS WIRELESS, INC.

Pricing Term Sheet

Pricing Supplement dated September 7, 2010 to Preliminary Prospectus Supplement dated September 7, 2010 of MetroPCS Wireless, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information present in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer	MetroPCS Wireless, Inc.

Title of Security	7.875% Senior Notes due 2018

Aggregate Principal Amount	$1,000,000,000

Maturity	September 1, 2018

Coupon	7.875%

Public Offering Price	99.277% of face amount

Yield to Maturity	8%

Spread to Treasury	+579 bps

Benchmark	UST 4% due August 15, 2018

Interest Payment Dates	September 1 and March 1 commencing March 1, 2011

Gross Proceeds	$992,770,000

Underwriting Discount	1.625%

Net Proceeds to Issuer before Expenses	$976,520,000

Optional Redemption:

On or after September 1, 2014 at the following redemption prices plus accrued and unpaid interest, if any:

Year	Percentage
2014	103.938%

2015	101.969%

2016 and thereafter	100.000%

Make-whole call	Prior to September 1, 2014 at a discount rate of Treasury plus 50 bps.

Optional redemption with equity proceeds	At any time prior to September 1, 2013, up to 35% of the Notes outstanding may be redeemed at 107.875% plus accrued and unpaid interest, if any.

Change of Control	101%, plus accrued and unpaid interest, if any.

Use of Proceeds	To fund, together with cash on hand, the repurchase of up to $1,000,000,000 of the Issuer’s 9 1/4% senior notes (CUSIP No. 591709 AC4) and to pay fees and expenses related to the offering.

Trade Date	September 7, 2010

Settlement

T+10; (September 21, 2010)

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to September 21, 2010 will be required, by virtue of the fact that the Notes initially will settle T+10 (on September 21, 2010) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to September 21, 2010 should consult their own advisors.

Ratings*	Moody’s: B2 S&P: B

Denominations	$2,000 and integral multiples of $1,000

CUSIP/ISIN Numbers	CUSIP: 591709 AK6 ISIN: US591709AK65

Form of Offering	SEC Registered (Registration No. 333-169237)

Joint-Book Running Managers	J.P. Morgan Securities LLC Barclays Capital Inc. Deutsche Bank Securities Inc.

Co-Manager	Wells Fargo Securities, LLC

Allocations

Name	Principal Amount of Notes to be Purchased
J.P. Morgan Securities LLC	$600,000,000

Barclays Capital Inc.	170,000,000

Deutsche Bank Securities Inc.	170,000,000

Wells Fargo Securities, LLC	60,000,000

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Changes from Preliminary Prospectus Supplement:

Description of notes—Certain definitions

The following definition is hereby amended and restated in its entirety in the Preliminary Prospectus Supplement:

“Principals” means any direct or indirect Beneficial Owner of Issuer or any of its Subsidiaries on November 3, 2006.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533.